ASSUMPTION AGREEMENT


     This assumption agreement (the "Agreement") is made as of this 12th day of May, 2001 by and among Boston Trust Investment Management, Inc., a Massachusetts corporation ("Boston Trust"), United States Trust Company of Boston, ("USTB"), Professionally Managed Portfolios (the "Trust"), a Massachusetts business trust and Pro-Conscience Funds Inc., a California corporation. ("Pro-Conscience").

     WHEREAS, the Trust, USTB and Pro-Conscience, are parties to a Sub-Advisory Agreement dated as of May 22, 1005, as amended (the "Sub-Advisory Agreement"); and

     WHEREAS, Boston Trust wishes to assume the duties and obligations of USTB under the Sub-Advisory Agreement:

     NOW, THEREFORE, based on the foregoing, the parties agree as follows:

     1. Assumption. Boston Trust, intending to be legally bound, hereby agrees to assume and perform all duties and obligations of USTB under the Sub-Advisory Agreement.

     2. Guaranty and Indemnity. USTB hereby irrevocably and unconditionally guarantees to Pro-Conscience the full performance of all the obligations of Boston Trust under the provisions of the Sub-Advisory Agreement hereby assumed by Boston Trust.

     USTB agrees to indemnify, defend and hold harmless the Pro-Conscience from and against any and all loss, cost, damage or expense (including reasonable fees of counsel) whatsoever resulting from or arising out of any breach by Boston Trust of any obligation of the Sub-Advisory Agreement hereby assumed by Boston Trust.

     USTB hereby waives any requirement that Pro-Conscience exhaust any right or remedy or proceed or take any action against Boston Trust or any other person or entity before exercising any right or remedy against USTB under this Agreement.

     The obligations of USTB hereunder are absolute and unconditional. USTB's guaranty and indemnity shall be a continuing guaranty and indemnity and shall continue in full force and effect until all of the obligations hereby assumed by Boston Trust shall have been satisfied in full.

     IN WITNESS WHEREOF, USTB, Boston Trust, the Trust and Pro-Conscience hereby execute this Agreement as of the day and year first above written.

                                    BOSTON TRUST INVESTMENT MANAGEMENT, INC.

                                    By:

                                    /s/ Domenic Colasacco
                                    ---------------------------
                                    Name: Domenic Colasacco
                                    Title: President


                      UNITED STATES TRUST COMPANY OF BOSTON

                                    By:

                                    /s/ Lucia B. Santini
                                    ---------------------------
                                    Name: Lucia B. Santini
                                    Title: Senior Vice President


                                    PROFESSIONALLY MANAGED PORTFOLIOS

                                    By:

                                    /s/ Robert M. Slotky
                                    ---------------------------
                                    Name: Robert M. Slotky
                                    Title:  Treasurer


                                    PRO-CONSCIENCE FUNDS, INC.

                                    By:

                                    /s/ Linda C.Y. Pei
                                    ---------------------------
                                    Name:  Linda C.Y. Pei
                                    Title:  President